November 2012 Filed pursuant to Rule 433 dated November 6, 2012 relating to Preliminary Pricing Supplement No. 415 dated November 5, 2012 to Registration Statement No. 333-178081

STRUCTURED INVESTMENTS
Opportunities in Commodities
Contingent Income Securities due November 30, 2020
Linked to the Price of Gold With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature
Unlike ordinary debt securities, the Contingent Income Securities due November 30, 2020 Linked to the Price of Gold With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-in Feature, which we refer to as the securities, do not provide for the regular payment of interest or guarantee the return of any principal at maturity.  Instead, the securities offer the opportunity for investors to earn a contingent monthly payment but only if the price of gold, which we refer to as the commodity price, on the applicable monthly determination date is greater than or equal to 80% of the initial commodity price, which we refer to as the downside threshold level.  However, if the commodity price is less than the downside threshold level on any determination date, you will not receive any contingent monthly payment for that monthly period.  As a result, investors must be willing to accept the risk of not receiving any contingent monthly payment during the entire eight-year term of the securities.  In addition, at maturity, if the final commodity price is less than 60% of the initial commodity price, which we refer to as the knock-in level, investors will be exposed to the decline in the price of gold and the payment at maturity will be less than 60% of the stated principal amount of the securities and could be zero.  Accordingly, investors may lose their entire initial investment in the securities.  Investors will not participate in any appreciation of the price of gold.  The securities are for investors who seek an opportunity to earn interest at an above-market rate in exchange for the risk of losing their principal if the price of gold is below the knock-in level on the final determination date and the risk of receiving no contingent monthly coupon when the price of gold on the related determination date is less than the downside threshold level.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Underlying commodity:	Gold
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	November 27, 2012
Original issue date:	November 30, 2012 (3 business days after the pricing date)
Maturity date:	November 30, 2020
Contingent monthly payment:
•  If, on any determination date, the commodity price on such date or the final commodity price, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent monthly payment of $5.8333 (corresponding to approximately 7% per annum of the stated principal amount) per security on the related contingent payment date.
•  If, on any determination date, the commodity price on such date or the final commodity price, as applicable, is less than the downside threshold level, no contingent monthly payment will be made with respect to that determination date.

Payment at maturity:	• If the final commodity price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent monthly payment with respect to the final determination date
	• If the final commodity price is less than the downside threshold level but greater than or equal to the knock-in level:	(i) the stated principal amount
	• If the final commodity price is less than the knock-in level:	(i) the stated principal amount multiplied by (ii) the commodity performance factor
Commodity performance factor:	The final commodity price divided by the initial commodity price.
Downside threshold level:	80% of the initial commodity price
Knock-in level:	60% of the initial commodity price
Initial commodity price:	The commodity price on the pricing date, subject to adjustments for non-trading days and certain market disruption events
Final commodity price:	The commodity price on the final determination date, subject to adjustments for non-trading days and certain market disruption events
Commodity price:
On any trading day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association authorized to effect such delivery, stated in U.S. dollars, as calculated by the  London Gold Market and published by the LBMA on such day.

Determination dates:
The 24th day of each month, from and including December 24, 2012, to and including November 24, 2020, which we refer to as the final determination date.  The determination dates are subject to postponement due to non-trading days and certain market disruption events.

Contingent payment dates:
The third business day after the related determination date.  If the related determination date is postponed, the contingent payment date will be the third business day after the related determination date as postponed.  No adjustment will be made to any contingent monthly payment postponed due to the postponement of the related determination date.

CUSIP:	6174823R3
ISIN:	US6174823R33
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public(1)	Agent’s commissions(2)	Proceeds to issuer
Per security	$1,000	$	$
Total	$	$	$
(1)	The price to public for investors purchasing the securities in fee-based advisory accounts will be $970 per security.
(2)
Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC (“MS & Co.”), a fixed sales commission of $       for each security they sell; provided that dealers selling to investors purchasing the securities in fee-based advisory accounts will receive a sales commission of  $         per security.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Preliminary Pricing Supplement No. 415 dated November 5, 2012	Prospectus Supplement dated November 21, 2011
Prospectus dated November 21, 2011
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Contingent Income Securities due November 30, 2020
Linked to the Price of Gold With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature

Investment Overview

The Contingent Income Securities due November 30, 2020 Linked to the Price of Gold With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-in Feature, which we refer to as the securities, provide an opportunity for investors to earn a contingent monthly payment, which is an amount equal to $5.8333 (corresponding to approximately 7% per annum of the stated principal amount) per security but only if the price of gold, which we refer to as the commodity price, on the applicable monthly determination date is greater than or equal to 80% of the initial commodity price, which we refer to as the downside threshold level.  The monthly determination dates are the 24th day of each month, from and including December 24, 2012, to and including November 24, 2020, subject to postponement for non-trading days or certain market disruption events.  The contingent monthly payments, if any, will be payable on the relevant contingent payment date, which is the third business day after the related determination date.  It is possible that the commodity price could remain below the downside threshold level for extended periods of time or even throughout the entire term of the securities so that you may receive few or no contingent monthly payments during the entire term of the securities.

If the final commodity price is greater than or equal to the downside threshold level, investors will receive at maturity the stated principal amount plus the contingent monthly payment with respect to the final determination date.  If the final commodity price is less than the downside threshold level but greater than or equal to the knock-in level, investors will receive at maturity the stated principal amount.  If the final commodity price is less than the knock-in level of 60% of the initial commodity price, investors will be exposed to the decline in the price of gold, as compared to the initial commodity price, on a 1 to 1 basis and will receive at maturity an amount of cash that is less than the stated principal amount in proportion to the decline in the price of gold.  Under this scenario, the value of any such payment will be less than 60% of the stated principal amount of the securities and could be zero.  Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent monthly payments.  In addition, investors will not participate in any appreciation of the price of gold.

Underlying Commodity Overview

The price of gold to which the return on the securities is linked is the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery.
Underlying commodity information as of November 5, 2012
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low
Gold (in U.S. dollars)	GOLDLNPM	$1,683.50	$1,749.00	$1,791.75 (on 10/4/2012)	$1,683.50 (on 11/5/2012)
* The Bloomberg ticker symbol is being provided for reference purposes only.  The commodity price on any trading day will be determined based on the price published by the LBMA.

Daily Afternoon Fixing Prices of Gold January 1, 2007 to November 5, 2012

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Contingent Income Securities due November 30, 2020
Linked to the Price of Gold With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature

Key Investment Rationale

The securities do not guarantee any repayment of principal at maturity and offer investors an opportunity to earn a contingent monthly payment corresponding to approximately 7% per annum of the stated principal amount but only if the commodity price on the applicable monthly determination date or the final commodity price, as applicable, is greater than or equal to 80% of the initial commodity price, which we refer to as the downside threshold level.  The payment at maturity will vary depending on the final commodity price as follows:

Scenario 1: A contingent monthly payment is paid for some or all monthly periods and you receive your principal back at maturity
This scenario assumes that the commodity price is at or above the downside threshold level on some or all of the monthly determination dates, including the final determination date.  Investors receive the contingent monthly payment with respect to each such determination date and the stated principal amount at maturity.

Scenario 2: No contingent monthly payment is paid during the term of the securities or is paid for only a limited number of monthly periods and you receive your principal back at maturity
This scenario assumes that the commodity price is below the downside threshold level on all or nearly all of the monthly determination dates, including the final determination date, but that the commodity price is at or above the knock-in level on the final determination date.  Since the commodity price is below the downside threshold level on all or nearly all of the monthly determination dates, including the final determination date, investors receive contingent monthly payments for only a limited number of contingent payment dates.  At maturity, because the commodity price is at or above the knock-in level on the final determination date, investors receive the stated principal amount.

Scenario 3: No contingent monthly payment is paid during the term of the securities or is paid for only a limited number of monthly periods and your payment at maturity is exposed to the negative performance of the commodity price

This scenario assumes that the commodity price is below the downside threshold level on all or nearly all of the monthly determination dates, including the final determination date, and that the commodity price is below the knock-in level on the final determination date.  Since the commodity price is below the downside threshold level on all or nearly all of the monthly determination dates, including the final determination date, investors receive contingent monthly payments for only a limited number of contingent payment dates.  At maturity, because the commodity price is below the knock-in level on the final determination date, investors receive a payment that is less than 60% of the stated principal amount of the securities and could be zero.

Summary of Selected Key Risks (see page 13)

▪	The securities do not guarantee the return of any principal.

▪	You will not receive any contingent monthly payment for any monthly period where the commodity price on the related determination date is less than the downside threshold level.

▪	The contingent monthly payment, if any, is paid on a monthly basis and is based solely on the commodity price on the specified determination dates.

▪	Investing in the securities is not equivalent to investing directly in gold or in futures contracts or forward contracts on gold.

▪	Investors will not participate in any appreciation in the price of gold.

▪	The market price of the securities may be influenced by many unpredictable factors, including the value and volatility of the price of gold and the level of market interest rates.

▪	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.

▪	The price of gold may change unpredictably and affect the value of the securities in unforeseen ways.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

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Contingent Income Securities due November 30, 2020
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▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

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Contingent Income Securities due November 30, 2020
Linked to the Price of Gold With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, do not guarantee any repayment of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  The securities provide a contingent monthly payment corresponding to approximately 7% per annum of the stated principal amount but only if the commodity price on the applicable monthly determination date is greater than or equal to the downside threshold level.  Investors must be willing to accept the risk of not receiving any contingent monthly payments and also the risk of receiving less than their initial investment at maturity, which will occur if the final commodity price is less than the knock-in level.  Under this scenario, you could lose your entire investment. The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
November 27, 2012	November 30, 2012 (3 business days after the pricing date)	November 30, 2020, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Underlying commodity:	Gold
Aggregate principal amount:	$
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Denominations:	$1,000 per security and integral multiples thereof
Contingent monthly payment:	▪
If, on any determination date, the commodity price on such date or the final commodity price, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent monthly payment of $5.8333 (corresponding to approximately 7% of the stated principal amount) per security on the related contingent payment date.

▪
If, on any determination date, the commodity price on such date or the final commodity price, as applicable, is less than the downside threshold level, no contingent monthly payment will be made with respect to that determination date.

Record date:	One business day prior to the related scheduled contingent payment date; provided that any contingent monthly payment payable at maturity shall be payable to the person to whom the payment at maturity shall be payable.
Payment at maturity:	▪	If the final commodity price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent monthly payment with respect to the final determination date
	▪	If the final commodity price is less than the downside threshold level but greater than or equal to the knock-in level:	(i) The stated principal amount
	▪	If the final commodity price is less than the downside threshold level:	(i) the stated principal amount multiplied by (ii) the commodity performance factor
Commodity performance factor:	The final commodity price divided by the initial commodity price.
Downside threshold level:	80% of the initial commodity price
Knock-in level:	60% of the initial commodity price
Initial commodity price:	The commodity price on the pricing date, subject to adjustments for non-trading days and certain market disruption events
Final commodity price:	The commodity price on the final determination date, subject to adjustments for non-trading days and certain market disruption events
Commodity price:
On any trading day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on such day.

Determination dates:
The 24th day of each month, from and including December 24, 2012, to and including November 24, 2020, which we refer to as the final determination date.  The determination dates are subject to postponement due to non-trading days and certain market disruption events.

Contingent payment dates:
With respect to each determination date other than the final determination date, the third business day after the related determination date.  The payment of the contingent monthly payment, if any, with respect to the final determination date will be made on the maturity date.  If the related determination date is postponed, the contingent payment date will be the third business day after the related determination date as postponed.  No adjustment will be made to any contingent monthly payment postponed due to the postponement of the related determination date.

Postponement of maturity date:	If the final determination date is postponed due to a market disruption event, a non-trading day, or otherwise, such that it falls less than two business days prior to the scheduled maturity date, the

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Contingent Income Securities due November 30, 2020
Linked to the Price of Gold With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature

maturity date will be postponed to the second business day following that final determination date as postponed.   No adjustment will be made to any contingent monthly payment as a result of the postponement of the related contingent payment date.

Risk factors:	Please see “Risk Factors” beginning on page 13.

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	6174823R3
ISIN:	US6174823R33
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under this document and is superseded by the following discussion.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein.  We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent monthly payment that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:
▪
any contingent monthly payment on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes; and

▪
upon sale, exchange or settlement of the securities, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year, and short-term capital gain or loss otherwise.

Non-U.S. Holders should note that we currently intend to withhold on any contingent monthly payment paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.  Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Both U.S. and non-U.S. investors considering an investment in the securities should read

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Contingent Income Securities due November 30, 2020
Linked to the Price of Gold With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature

the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the section entitled “United States Federal Taxation” in the accompanying preliminary pricing supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley Capital Group Inc.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the securities by taking positions in futures contracts on the underlying commodity or positions in any other available instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the initial commodity price, and, as a result, could increase the downside threshold level and knock-in level, which would reduce the probability of your receiving contingent monthly payments and your principal back at maturity.  We cannot give any assurance that our hedging activities will not affect the commodity price and, therefore, adversely affect the value of the securities or the payment you will receive at maturity.  For further information on our use of proceeds and hedging, see “Decription of Securities––Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of

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Contingent Income Securities due November 30, 2020
Linked to the Price of Gold With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature

these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and
(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit

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Contingent Income Securities due November 30, 2020
Linked to the Price of Gold With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature

of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent, a fixed sales commission of $      for each security they sell; provided that dealers selling to investors purchasing the securities in fee-based advisory accounts will receive a sales commission of $       per security.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Contingent Income Securities due November 30, 2020
Linked to the Price of Gold With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature

Hypothetical Examples

The following hypothetical examples are for illustrative purposes only.  Whether you receive a contingent monthly payment will be determined on each monthly determination date and the payment at maturity, if any, will be determined on the final determination date.  The actual initial commodity price and downside threshold level will be determined on the pricing date.  Any payment on the securities is subject to the credit risk of Morgan Stanley.  The numbers in the hypothetical examples may be rounded for ease of analysis.  The below examples are based on the following terms:

Hypothetical Initial Commodity Price:	1,700
Hypothetical Downside Threshold Level:	1,360 (80% of the hypothetical initial commodity price)
Hypothetical Knock-in Level:	1,020 (60% of the hypothetical initial commodity price)
Contingent Monthly Payment:	$5.8333 (corresponding to approximately 7% per annum of the stated principal amount) per security
Stated Principal Amount:	$1,000 per security
Total Number of Determination Dates:	96

Example 1.  On 3 determination dates prior to the final determination date, the commodity price is greater than or equal to the downside threshold level of 1,360, and the commodity price on each other determination date prior to the final determination date is less than the downside threshold level of 1,360.  Therefore, you would receive the contingent monthly payment of $5.8333 with respect to those 3 determination dates, totaling $5.8333 x 3 = $17.50.  On the final determination date, the commodity price is 680, which is less than the downside threshold level.  Therefore, you would not receive a contingent monthly payment with respect to the final determination date.  In addition, the final commodity price of 680 is less than the knock-in level of 1,020.  Therefore, with respect to the final determination date, you would receive a payment equal to the product of the stated principal amount and the commodity performance factor, calculated as follows:

stated principal amount x (final commodity price / initial commodity price) = $1,000 x (680 / 1,700) = $400

The total payment over the term of the securities is $17.50 + $400 = $417.50 per security.

Example 2.  On 36 determination dates prior to the final determination date, the commodity price is greater than or equal to the downside threshold level of 1,360, and the commodity price on each other determination date prior to the final determination date is less than the downside threshold level of 1,360.  Therefore, you would receive the contingent monthly payment of $5.8333 with respect to those 36 determination dates, totaling $5.8333 x 36 = $210.  On the final determination date, the commodity price is 700, which is less than the downside threshold level.  Therefore, you would not receive a contingent monthly payment with respect to the final determination date.  In addition, the final commodity price of 700 is less than the knock-in level of 1,020.  Therefore, with respect to the final determination date, you would receive a payment equal to the product of the stated principal amount and the commodity performance factor, calculated as follows:

stated principal amount x (final commodity price / initial commodity price) = $1,000 x (700 / 1,700) = $411.76

The total payment over the term of the securities is $210 + $411.76 = $611.76 per security.

Example 3.  On 36 determination dates prior to the final determination date, the commodity price is greater than or equal to the downside threshold level of 1,360, and the commodity price on each other determination date prior to the final determination date is less than the downside threshold level of 1,360.  Therefore, you would receive the contingent monthly payment of $5.8333 with respect to those 36 determination dates, totaling $5.8333 x 36 = $210.  On the final determination date, the commodity price is 1,190, which is less than the downside threshold level.  Therefore, you would not receive a contingent monthly payment with respect to the final determination date.  However, the final commodity price of 1,190 is greater than the knock-in level of 1,020.  Therefore, with respect to the final determination date, you would receive a payment equal to the stated principal amount, and no contingent monthly payment would be payable in respect of such final determination date.

The total payment over the term of the securities is $210 + $1,000 = $1,210 per security.

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Contingent Income Securities due November 30, 2020
Linked to the Price of Gold With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature

Example 4.  On 36 determination dates prior to the final determination date, the commodity price is greater than or equal to the downside threshold level of 1,360, and the commodity price on each other determination date prior to the final determination date is less than the downside threshold level of 1,360.  Therefore, you would receive the contingent monthly payment of $5.8333 with respect to those 36 determination dates, totaling $5.8333 x 36 = $210.  On the final determination date, the commodity price is 1,400, which is greater than the downside threshold level.  Therefore, you would receive a contingent monthly payment with respect to the final determination date.  In addition, the final commodity price of 1,400 is greater than the knock-in level of 1,020.  Therefore, with respect to the final determination date, you would receive a payment equal to the sum of the stated principal amount and the contingent monthly payment, calculated as follows:

stated principal amount + contingent monthly payment = $1,000 + $5.8333 = $1,005.83

The total payment over the term of the securities is $210 + $1,005.83 = $1,215.83 per security.

Example 5.  On each determination date prior to the final determination date, the commodity price is greater than or equal to the downside threshold level of 1,360.  Therefore, you would receive the contingent monthly payment of $5.8333 with respect to each such determination date, totaling $5.8333 x 95 = $554.16.  On the final determination date, the commodity price is 2,000, which is greater than the downside threshold level.  Therefore, you would receive a contingent monthly payment with respect to the final determination date.  In addition, the final commodity price of 2,000 is greater than the knock-in level of 1,020.  Therefore, with respect to the final determination date, you would receive a payment equal to the sum of the stated principal amount and the contingent monthly payment, calculated as follows:

stated principal amount + contingent monthly payment = $1,000 + $5.8333 = $1,005.83

The total payment over the term of the securities is $554.16 + $1,005.83 = $1,559.99 per security.

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Contingent Income Securities due November 30, 2020
Linked to the Price of Gold With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement and prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
The securities do not guarantee the return of any principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity.  Instead, if the final commodity price is less than the knock-in level, you will be exposed to the decline in the commodity price, as compared to the initial commodity price, on a 1 to 1 basis and you will receive for each security that you hold at maturity an amount of cash that is less than the stated principal amount in proportion to the decline in the commodity price.  Under this scenario, the value of any such payment will be less than 60% of the stated principal amount and could be zero.

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You will not receive any contingent monthly payment for any monthly period where the commodity on the related determination date is less than the downside threshold level.  You will receive a contingent monthly payment with respect to a monthly period but only if the commodity price on the related determination date is greater than or equal to the downside threshold level.  If the commodity price remains below the downside threshold level on each determination date over the term of the securities, you will not receive any contingent monthly payments.

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The contingent monthly payment, if any, is paid on a monthly basis and is based solely on the price of gold on the specified determination dates.  Whether the contingent monthly payment will be made with respect to a determination date will be based on the commodity price on such date or the final commodity price, as applicable.  As a result, you will not know whether you will receive the contingent monthly payment until the related determination date.  Moreover, because the contingent monthly payment is based solely on the commodity price on a specific determination date, if such commodity price is less than the downside threshold level, you will not receive any contingent monthly payment with respect to such determination date, even if the commodity price was higher on other days during the term of the securities.

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Investing in the securities is not equivalent to investing directly in gold or in futures contracts or forward contracts on gold.  Investing in the securities is not equivalent to investing directly in gold or in futures contracts or in forward contracts on gold.  By purchasing the securities, you do not purchase any entitlement to gold or futures contracts or forward contracts on gold.  Further, by purchasing the securities, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on gold.

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Investors will not participate in any appreciation in the price of gold.  Investors will not participate in any appreciation in the price of gold from the initial commodity price, and the return on the securities will be limited to the contingent monthly payments, if any, that are paid on the securities.  For example, if on the final determination date, gold has appreciated substantially from the initial commodity price, the payment at maturity would be limited to the stated principal amount of $1,000 and the contingent monthly payment of $5.8333 (corresponding to approximately 7% per annum of the stated principal amount) per security.  Under this scenario, although the price of gold has substantially increased, your payment at maturity is not correspondingly increased and at maturity, the securities only provide for the payment of your initial investment and the contingent monthly payment.

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The market price will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the level of interest rates available in the market and the price of gold on any day will affect the value of the securities more than any other factors.  Other factors that may influence the value of the securities include:

o	the market price of gold and futures contracts on gold and the volatility (frequency and magnitude of changes in price) of such prices;

o	whether or not the commodity price was less than the downside threshold level on any determination date;

o	trends of supply and demand for the gold at any time, as well as the effects of speculation or any government actions that could affect the markets for the gold;

o	interest and yield rates in the market;

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Contingent Income Securities due November 30, 2020
Linked to the Price of Gold With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity or commodities markets generally and which may affect the price of gold;

o	the time remaining until the maturity of the securities;

o	the availability of comparable instruments; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial loss if the price of gold at the time of sale is at or below its initial price and especially if the commodity price has decreased below the downside threshold level or it is believed to be likely to do so in light of the then-current price of gold.

You cannot predict the future prices of gold based on its historical prices.  The commodity price may be less than the downside threshold level on any determination date during the period from but excluding the pricing date to and including the final determination date such that you would not be entitled to receive a contingent monthly payment in respect of such determination dates.  In addition, there can be no assurance that the final commodity price will be greater than the knock-in level on the final determination date so that you would receive at maturity an amount equal to the stated principal amount of the securities, and you may lose some or all of your investment at maturity.  See “Historical Information” on page 17.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities on each contingent payment date or at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  The securities are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.   The payment at maturity is linked exclusively to the price of gold and not to a diverse basket of commodities or a broad-based commodity index.  The price of gold may not correlate to, and may diverge significantly from, the prices of commodities generally.   Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.  The price of gold may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen.

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The price of gold may change unpredictably and affect the value of the securities in unforeseen ways.  The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as, among other things, the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events.  Gold prices may also be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official governmental sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled from jewelry, levels of gold production and production costs and short-term changes in supply and demand due to trading activities in the gold market.  The price of gold may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” on page [12].

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The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any,

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Contingent Income Securities due November 30, 2020
Linked to the Price of Gold With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature

at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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Hedging and trading activity by our subsidiaries could potentially affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to gold), including trading in futures contracts on gold, and possibly in other instruments related to gold.  Some of our subsidiaries also trade gold and other financial instruments related to gold on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price and, as a result, could increase the downside threshold level and knock-in level, which would reduce the probability of your receiving contingent monthly payments and your principal back at maturity.Additionally, such hedging or trading activities during the term of the securities could potentially affect the commodity price, and whether the commodity price is less than the downside threshold level on any determination date during the period from but excluding the pricing date to and including the final determination date and whether the commodity price is less than the knock-in level on the final determination date, and, accordingly, the amount of cash you will receive upon a sale of the securities or at maturity.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, Morgan Stanley Capital Group Inc. will determine the initial commodity price, the final commodity price,  whether the commodity price was less than the downside threshold level on any determination date during the period or the commodity price was less than the knock-in level on the final determination date, and whether a market disruption event has occurred, and will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of any commodity price in the event of a market disruption event, may adversely affect the payout to you at maturity.

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There are risks relating to trading of commodities on the London Bullion Market Association.  Gold is traded on the London Bullion Market Association, which we refer to as the LBMA.  The price of gold will be determined by reference to the fixing price reported by the LBMA.  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity.  If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected.  The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading.  For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

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The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet—General Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments.  In that event, U.S. Holders could be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the securities) and recognize all income and gain in respect of the securities as ordinary income.  Because the security provides for the return of principal except where the final commodity price has declined below the knock-in level, the risk that the security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other commodity-linked securities that do not contain similar provisions.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a

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Contingent Income Securities due November 30, 2020
Linked to the Price of Gold With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature

notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  Non-U.S. Holders should note that we currently intend to withhold on any contingent monthly payment paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Contingent Income Securities due November 30, 2020
Linked to the Price of Gold With Contingent Coupon Payments Subject to the Downside Threshold Feature and the Payment at Maturity Subject to the Knock-In Feature

Historical Information

The following table sets forth the published high and low fixing prices, as well as end-of-quarter fixing prices, for the underlying commodity for each quarter in the period from January 1, 2007 through November 5, 2012.  The commodity price on November 5, 2012 was $1,683.50.  We obtained the information in the table from Bloomberg Financial Markets, without independent verification.  The historical performance of the underlying commodity should not be taken as an indication of its future performance.

Gold (in U.S. dollars per troy ounce)	High ($)	Low ($)	Period End ($)
2007
First Quarter	685.75	608.40	661.75
Second Quarter	691.40	642.10	650.50
Third Quarter	743.00	648.75	743.00
Fourth Quarter	841.10	725.50	833.75
2008
First Quarter	1,011.25	833.75	933.50
Second Quarter	946.00	853.00	930.25
Third Quarter	986.00	740.75	884.50
Fourth Quarter	903.50	712.50	869.75
2009
First Quarter	989.00	810.00	916.50
Second Quarter	981.75	870.25	934.50
Third Quarter	1,018.50	908.50	995.75
Fourth Quarter	1,212.50	1,003.50	1,087.50
2010
First Quarter	1,153.00	1,058.00	1,115.50
Second Quarter	1,261.00	1,123.50	1,244.00
Third Quarter	1,307.50	1,157.00	1,307.00
Fourth Quarter	1,421.00	1,313.50	1,405.50
2011
First Quarter	1,447.00	1,319.00	1,439.00
Second Quarter	1,552.50	1,418.00	1,505.50
Third Quarter	1,895.00	1,483.00	1,620.00
Fourth Quarter	1,795.00	1,531.00	1,531.00
2012
First Quarter	1,781.00	1,531.00	1,662.50
Second Quarter	1,677.50	1,540.00	1,598.50
Third Quarter	1,784.50	1,556.25	1,776.00
Fourth Quarter (through November 5, 2012)	1,791.75	1,683.50	1,683.50

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